Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

LASER PHOTONICS CORPORATION OR ITS ASSIGNS

and

FONON QUANTUM TECHNOLOGIES INC.

dated as of

August 5, 2025

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 5, 2025 (the “Effective Date”), is entered into by and between LASER PHOTONICS CORPORATION, a Delaware corporation or its assigns (“Buyer”), and FONON QUANTUM TECHNOLOGIES INC., a Wyoming corporation (“Seller”). Each of Buyer and Seller is sometimes each referred to in this Agreement as a “Party”. Buyer and Seller are sometimes referred to in this Agreement as, collectively, the “Parties”.

RECITALS:

WHEREAS, Seller acquired on March 31, 2025. the assets of Beamer Laser Marking Systems (“Beamer”), the laser capital equipment manufacturing division of ARCH Cutting Tools, Inc, a corporation formed under the laws of Michigan;

WHEREAS, Beamer manufactures IR fiber laser marking systems that provide standard, engineered and inline 1064nm IR laser marking solutions for a variety of industries used in tracking and traceability to serialization, 2D codes and decorative marking (collectively, the “Business”);

WHEREAS, the Acquired Assets will be sold and the Assumed Contracts and Assumed Liabilities assumed pursuant to the terms of this Agreement; and

WHEREAS, the Parties desire to make the representations, warranties, covenants, and agreements as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the receipt and adequacy of which consideration are hereby conclusively acknowledged, the Parties agree as follows:

Article I. PURCHASE AND SALE

1.1 Purchase Price. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration for the Acquired Assets shall be 3,000,000 restricted shares of Buyer’s common stock.

1.2 Acquired Assets. Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Liens (other than Permitted Liens), all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired which relate to, or are used or held for use in connection with, the Business, other than the Excluded Assets, including all right, title and interest of Seller and its Affiliates to, in and under each of the foregoing, including the following (collectively, the “Acquired Assets”):

(a) all machinery and equipment, supplies, furniture, fixtures, replacement or repair and maintenance parts, communications equipment, computers, servers and other tangible personal property that is used or held for use in connection with the Business (collectively, the “Tangible Personal Property”), which Tangible Personal Property includes the items set forth on Schedule 1.2(a), other than, for the avoidance of doubt, each item of Tangible Personal Property that is an Excluded Asset;

(b) all cash and cash equivalents of Seller;

(c) all rights under the purchase orders received by Seller as of the Closing Date (the “Pending Orders”) and all other Contracts of Seller identified on Schedule 1.2(c) (the Pending Orders and Contracts listed on Schedule 1.2(c) are collectively referred to herein as the “Assumed Contracts”);

(d) all inventory, raw materials, work in progress, finished goods, supplies and purchased parts that relates to, or is used or held for use in connection with, the Business;

(e) all prepaid expenses and deposits held by Seller for use in connection with the Business, including ad valorem taxes, sales taxes, leases and rentals;

(f) all Intellectual Property of Seller and all goodwill associated with any Acquired Asset, including those items identified on Schedule 1.2(f) and all other proprietary know-how, formulae, passwords, source codes, equipment design documentation, manufacturing processes, technology, data, research and development records, all other intangible assets, and all user, technical, maintenance or other documentation associated with any of the foregoing;

(g) all Seller Permits affecting, or relating to, the Business, including those identified on Schedule 1.2(g), and all rights associated therewith and/or arising thereunder;

(h) all bank accounts, notes and other receivables, billed and unbilled arising from the operation of the Business, including invoiced accounts receivable, accrued but uninvoiced accounts receivable, and in the case of each of the foregoing, the benefit of all security therefor;

(i) all rights under express or implied warranties from suppliers, manufacturers, and vendors, and all other guarantees, warranties, indemnities, and similar rights, in each case with respect to any Acquired Assets;

(j) all insurance benefits, rights and proceeds relating to the Acquired Assets or the Assumed Liabilities;

(k) all data, books, records, files, and papers, whether in hard copy or computer format, used by Seller or held by Seller for use in connection with the Business or the Acquired Assets, including accounting and contract records, sales and promotional literature, financial and accounting records, manuals and data, sales and purchase correspondence, studies and reports, service and warranty records, lists of present and former suppliers, Customer Information, internet traffic records, all databases, mailing lists and related information relating to the Business, personnel and employment records, and all information relating to Taxes, and all telephone and fax numbers related to the Business;

(l) all customer deposits;

(m) all rights of Seller to receive a refund for the overpayment of Taxes related to the Business or the Acquired Assets; and

(n) all goodwill associated with the Business or the Acquired Assets, together with the right to represent to third parties that Buyer is the successor with respect to the Business.

1.3 Assumed Liabilities. The Parties acknowledge and agree that Buyer is purchasing the Acquired Assets free and clear of all Liens, and that Buyer is assuming no Liabilities of or Claims against Seller, except to the extent specifically set forth in the immediately following sentence. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and covenants of Seller set forth in this Agreement, Buyer agrees, effective as of the Closing Date and subject to the respective conditions of this Agreement, to assume, and to pay, perform and discharge, only the Liabilities with respect to the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date (collectively, the “Assumed Liabilities”), and no other Liabilities.

1.4 Excluded Assets. Buyer expressly understands and agrees that only the following assets of Seller (collectively, the “Excluded Assets”) shall be excluded from the Acquired Assets:

(a) all rights of Seller under this Agreement and the Ancillary Agreements;

(b) all Contracts not included in Assumed Contracts (the “Excluded Contracts”) and all rights of Seller thereunder;

(c) the Organizational Documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books relating to the organization, maintenance and existence of Seller as a corporation;

(d) any records, to the extent relating solely to Excluded Assets and Excluded Liabilities (to the extent such records are not Acquired Assets), and any work papers or materials in the possession of Seller or any of their Affiliates or any of their respective shareholders, members, officers, directors, employees, agents or attorneys relating to the evaluation and consideration by Seller of the Contemplated Transactions, and all personnel records and other records that Seller is required by Law to retain in their possession or is not permitted under Law to provide to Buyer;

(e) all rights and claims against third parties to the extent relating solely to the Excluded Assets or the Excluded Liabilities;

(f) all rights of Seller to receive loss carry forwards, loss carry backs, and rights to receive refunds, rebates, offsets, credits or credit carry forwards attributable to Taxes that are Excluded Liabilities; and

(g) all “employee benefit plans” (as defined in Section 3(3) of ERISA and any other material employee plan or agreement sponsored or maintained by Seller, including any material bonus or other incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs) and all assets relating thereto;

1.5 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or any other writing, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability against Seller or any of their respective Affiliates (or any predecessor owner of all or any part of Seller’s businesses or assets) or the Business of whatever nature, whether presently in existence or arising or asserted hereafter, including any other debt owed to any party, and all such other Liabilities shall be retained by and remain Liabilities of Seller, as applicable, or their Affiliates (all such Liabilities not being assumed are referred to as the “Excluded Liabilities”). Without limiting the generality of the immediately foregoing sentence, all of the following Liabilities of Seller shall be Excluded Liabilities for the purpose of this Agreement:

(a) Liabilities relating to or arising under or in connection with any Employee Plan, or any other benefit plan, program or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by Seller or any ERISA Affiliate of Seller or with respect to which Seller or any ERISA Affiliate of Seller has any Liability, including any accrued obligations owed or owing to any Person;

(b) Liabilities relating to employment, engagement or service on or prior to the Closing Date with, or termination from employment, engagement or service from, Seller or any ERISA Affiliate of Seller, of any Person;

(c) Liabilities relating to any Action (whether asserted prior to, on or after the Closing Date) for any breach of any representation, warranty or covenant, or for any Action for indemnification, contained in any Assumed Contract agreed to be performed pursuant to this Agreement by Buyer, to the extent that such breach or Action arises out of or by virtue of Seller’s performance or nonperformance thereunder on or prior to the Closing Date;

(d) Liabilities arising under any warranty with respect to any products, merchandise or services of Seller or the Business sold or rendered on or prior to the Closing Date; it being understood and agreed that any such claim or Liability asserted after the Closing Date arising out of any such sale or service on or prior to the Closing Date shall be considered to be a Claim against, or a Liability of, Seller and therefore not assumed by Buyer pursuant to this Agreement;

(e) Liabilities of Seller for injury to or death of persons or damage to or destruction of property (including any worker’s compensation claim) with respect to acts or omissions by Seller or any of its Affiliates or agents that occurred on or prior to the Closing Date, regardless of when said Liability is asserted, including any claim for consequential damages in connection with the foregoing; it being understood and agreed that any such Liability asserted after the Closing Date, but arising from acts or omissions by Seller or any of its Affiliates or agents which occur on or prior to the Closing Date, shall be considered to be a Liability of Seller for injury to or death of persons or damages to or destruction of property and therefore not assumed hereunder by Buyer;

(f) Liabilities of Seller arising out of any infringement for misappropriation of or other conflict with the Intellectual Property of any Person, to the extent the same arise out of acts or omissions occurring on or prior to the Closing Date;

(g) Liabilities arising out of any violation by Seller of any Law, including any Environmental Law, occurring on or prior to the Closing Date;

(h) Liabilities with respect to any Indebtedness of Seller or dividends distributions payable by Seller whether incurred or accrued prior to or after the Closing;

(i) Liabilities with respect to any claim of Seller or relating to the Business or any Acquired Asset arising on or prior to the Closing Date (whether asserted or commenced prior to, on or after the Closing Date);

(j) Liabilities relating to or arising out of any Excluded Asset;

(k) Liabilities relating to any trade payable of Seller or the Business, to the extent the same arise out of acts or omissions occurring on or prior to the Closing Date;

(l) Liabilities relating to any equity interest in Seller or any limited liability company operating agreement or similar agreement to which Seller is a party;

(m) Liabilities relating to any obligation of Seller under this Agreement or any Ancillary Agreement;

(n) Liabilities for any Taxes;

(o) Liabilities relating to any Lien on any Acquired Asset arising on or prior to the Closing Date; or

(p) Liabilities for any other amount payable for any fee or expense incurred by Seller with respect to this Agreement, any Ancillary Agreement or the Contemplated Transactions or otherwise in connection with Seller’s sale of any of its business operations (including the Business), including all amounts payable to any law firm engaged by Seller or any of their respective Affiliates and all amounts payable in connection with any employee, contractor or consultant transaction bonuses.

1.6 Assignment of Contracts and Rights.

(a) General. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Acquired Asset or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

(b) Consents Not Obtained. In the event any such consent is not obtained on or prior to the Closing Date, Seller will use its best efforts to obtain the consent of any other Person to any such Acquired Asset or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, the Parties will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, all rights of Seller against a third party thereto.

(c) Seller’s Payment of Monies. Seller will promptly pay to Buyer, when received, all monies received by Seller under or relating to any Acquired Asset or right or any benefit arising thereunder.

1.7 Closing. The closing (the “Closing”) shall take place by means of the exchange of signature pages by electronic mail, concurrently with the execution of this Agreement, TIME IS OF THE ESSENCE with respect to the Closing Date. Unless otherwise stated herein, agreed to by the Parties hereto in writing or required by Law, the consummation of the transactions contemplated by this Agreement at the Closing shall be deemed to occur at 12:01 A.M. on the Closing Date.

1.8 Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) a Bill of Sale and Assignment and Assumption Agreement, dated as of the Closing Date, by and between Seller and Buyer, duly executed by Seller, in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”);

(b) those certain agreements with respect to the Assignment of Intellectual Property, dated as of the Closing Date, duly executed by Seller in favor of Buyer, in the form attached hereto as Exhibit B (the “Intellectual Property Assignments”);

(c) the third-party Consents identified on Schedule 2.4(c) and any other third-party Consents reasonably requested in writing by Buyer, all of which must be in full force and effect through and including Closing;

(d) a Form W-9 duly executed by Seller;

(e) a certificate of non-foreign status for Seller pursuant to Section 1.1445-2(b)(2) of the Code, in the form attached hereto as Exhibit C (“FIRPTA Affidavit”), duly executed by Seller the Sale Approval Order;

(f) employment agreements or independent contractor agreement, as determined by Buyer in Buyer’s discretion, with key employees of Seller needed to complete all Pending Orders, which employment agreements shall be duly executed by each such key employee; and

(g) such other documents and instruments as Buyer may request to consummate the Contemplated Transactions.

1.9 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) the Assignment and Assumption Agreement, duly executed by Buyer;

(b) the Intellectual Property Assignments, duly executed by Buyer; and

(c) the Purchase Price to Seller.

1.10 Agreed Valuation and Tax Allocations. The Parties shall allocate the Purchase Price among the Acquired Assets in accordance with the applicable provisions of § 1060 of the Code (and any similar provision of state, local, or foreign Tax Law, as appropriate). Within ninety (90) days following the Closing, Buyer shall prepare and deliver to Seller a written statement setting forth in reasonable detail Buyer’s proposed Agreed Valuation and Tax Allocations. The rights and obligations of the Parties with respect to Buyer’s proposed Agreed Valuation and Tax Allocations, Seller’s right to dispute Buyer’s proposed Agreed Valuation and Tax Allocations, and the procedure for the resolution of any such dispute shall be, as follows:

(a) Objections Statement. After delivery of Buyer’s proposed Agreed Valuation and Tax Allocations, Buyer shall give Seller and its representatives reasonable access to review Buyer’s work papers related to the preparation of the proposed Agreed Valuation and Tax Allocations. Seller and its representatives may make inquiries of Buyer regarding questions concerning, or disagreements with, the Agreed Valuation and Tax Allocations arising during its review thereof. If Seller has any objections to the Agreed Valuation and Tax Allocations, Seller shall deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within forty-five (45) days after delivery of the proposed Agreed Valuation and Tax Allocations, the proposed Agreed Valuation and Tax Allocations shall be final, binding and non-appealable by the Parties; provided, that, in the event Buyer does not provide any papers or documents reasonably requested by Seller or any of its representatives within five (5) days of request therefor (or such shorter period as may remain in such forty-five (45)-day period), such forty-five (45)-day period will be extended by one day for each additional day required for Buyer to fully respond to such request; provided, further, that such forty-five (45)-day period will be extended a minimum of ten (10) days following the date on which Buyer have fully responded to such request.

(b) Resolution of Objections. Seller and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, Seller and Buyer shall submit such dispute to a regionally recognized accounting firm mutually agreed by the Parties (the “Accounting Firm”). Any submissions to the Accounting Firm must be written and delivered to each party to the dispute. The Accounting Firm shall consider only those items and amounts which are identified in the Objections Statement as being items which Seller and Buyer are unable to resolve. Seller and Buyer shall use their commercially reasonable efforts to cause the Accounting Firm to resolve all disagreements as soon as practicable and in any event within forty-five (45) days after the submission of any dispute. Further, the Accounting Firm’s determination shall be based solely on the presentations by Buyer and Seller that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Neither Seller nor Buyer shall have or conduct any communication, either written or oral, with the Accounting Firm without the other Party either being present or receiving a concurrent copy of any such written communication. The resolution of the dispute by the Accounting Firm shall be final, binding and non-appealable on the Parties, absent fraud or manifest error. The initial retainer charged by the Accounting Firm upon engagement thereof shall be shared equally by Buyer and Seller; provided, that the final costs and expenses (including the initial retainer) of the Accounting Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the presentation to the Accounting Firm. For example, if Seller submits an Objections Statement for $1,000, and if Buyer contests only $500 of the amount claimed by Seller, and if the Accounting Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Seller.

(c) The Agreed Valuation and Tax Allocations, as finally determined in accordance with this Section 1.10 (the “Agreed Valuation and Tax Allocations”), shall be binding on the Parties for all federal, state, local, and foreign income Tax purposes, and the Parties shall report for all Federal and state income Tax purposes in a manner consistent with the same, in each case except to the extent otherwise required by applicable Law.

Article II. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, for purposes of these representations and warranties, shall mean Beamer where the context requires, and with that understanding by Buyer, represents and warrants to Buyer as follows:

2.1 Organization and Qualification.

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wyoming.

(b) Seller has full corporate power and authority to own, operate and lease the assets that it owns and leases, to conduct the Business as presently conducted, and to perform all of its obligations under each Contract by which it is bound.

(c) Seller is qualified to do business, and conduct the Business, and is in good standing in every jurisdiction in which its ownership of property or the Conduct of the Business requires it to qualify pursuant to applicable Law.

2.2 Organizational Documents. Seller has made available to Buyer copies of its Organizational Documents, and all such copies are complete and correct and in full force and effect. Seller is in compliance with the provisions of its Organizational Documents.

2.3 Subsidiaries. Seller has no, and has not at any time had, any subsidiaries.

2.4 Authority; Authorization; Valid and Binding Agreement; Consents; No Breach.

(a) Seller has all necessary power and authority to execute and deliver this Agreement and all of the Other Agreements to which it is a party, and, subject to the Sale Approval Order, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the Other Agreements by Seller and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite corporate action, and, except for obtaining the Sale Approval Order, no other proceedings or actions by Seller are necessary to authorize the execution, delivery or performance of this Agreement or any Other Agreement.

(b) Assuming that this Agreement and the Other Agreements are valid and binding obligations of the other parties hereto and thereto, this Agreement and the Other Agreements constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject in all respects to the Sale Approval Order. As of the Closing Date, this Agreement and each of the Other Agreements to which Seller is a party will be executed and delivered by a duly authorized officer of Seller, will constitute the legal, valid and binding obligations of Seller, and will be enforceable against Seller in accordance with their respective terms, subject in all respects to the Sale Approval Order.

(c) Except for entry of the Sale Approval Order and except as set forth on Schedule 2.4(c), no material approval, authorization, consent, license, certification or other action by, or filing with, any Governmental Authority or other Person is necessary for Seller’s execution and delivery of this Agreement or any of the Other Agreements, the performance of its obligations thereunder or the consummation of the Contemplated Transactions.

(d) Except as set forth on Schedule 2.4(d), Seller is not in breach or violation of or default under, and the execution and delivery by Seller of this Agreement or any of the Other Documents and the performance of its obligations and the consummation of the Contemplated Transactions, each in accordance with the terms and conditions thereunder and subject to the terms and conditions of the Sale Approval Order, will not cause a breach or violation of or default or event of default under, any provision of (i) the charter or bylaws or other Organizational Documents of Seller, (ii) any Contract to which Seller is a party or Seller is bound or any of the Acquired Assets are bound or affected, (iii) any Law of any Governmental Authority applicable to Seller or its assets or the Business, or (iv) any decree, order, injunction or other decision of any court, arbitrator, Governmental Authority or administrative agency with jurisdiction over Seller or its assets or the Business.

2.5 No Liens. Seller will, upon the consummation of the Contemplated Transactions, transfer all right, title and interest in and to the Acquired Assets to Buyer, free and clear of any and all Liens, except for Permitted Liens.

2.6 Litigation. There are no actions, suits, claims or legal, administrative or arbitration proceedings pending or, to Seller’s Knowledge, Threatened against, relating to or involving Seller or the Business.

2.7 Tax Matters. Except as set forth on Schedule 2.7:

(a) Seller has timely and properly filed (after giving effect to extensions) all Tax Returns required to be filed by it with the appropriate Taxing Authority in accordance with all applicable Laws. Each such Tax Return is complete and correct in all material respects. Seller has timely and properly paid to the appropriate Taxing Authority and discharged all Taxes due and owing, whether or not such Taxes are shown as due and owing on any Tax Return. Seller has withheld, collected and timely and properly paid over to the appropriate Taxing Authority, or is properly holding for such payment when due, all Taxes required by Law to be withheld or collected and paid over. Seller is not currently the beneficiary of any extension of time with respect to the Business being purchased hereunder or any Acquired Assets within which to file any Tax Return, nor has Seller made any request for any such extension. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(b) All Taxes required to have been withheld and paid with respect to the Business and any Acquired Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third-party have been withheld and paid, and all filings required with respect thereto, including IRS Forms W-2 and 1099, have been properly completed and filed.

(c) Seller is not liable for the Taxes of any other Person pursuant to Treasury Regulation Sec. 1.1502-6 (or any similar provision of foreign, state or local Law) as a transferee or successor, by contract or pursuant to any Law, or otherwise.

(d) Seller has not been notified in writing that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no action, suit, investigation, claim or assessment is pending or, to Seller’s Knowledge, proposed with respect to any alleged deficiency in Taxes. Seller has not been audited by any Taxing Authority. All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Taxing Authority against Seller.

(e) Seller has not (i) waived, or had waived on its behalf, any statute of limitations in respect of any Taxes, (ii) agreed, or had agreed on its behalf, to any extension of time with respect to any Tax assessment or deficiency, or (iii) executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of foreign, state or local Law.

(f) There are no Liens, other than Permitted Liens, relating to any Taxes with regard to any of the assets and properties of Seller or the Business.

(g) Buyer is not required to include any item in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date with respect to any Acquired Assets as a result of: (i) any adjustment pursuant to Code §481(a) by reason of a change in accounting method (and Seller does not have an application pending with the IRS or any other Tax authority requesting permission for any change in accounting method); (ii) any “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) an election under Code §108 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) made or existing on or prior to the Closing Date; (vi) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (vii) Code §951 (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to amounts earned on or before the Closing Date.

(h) Seller has never been a party to a “listed or reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Sec. 1.6011-4(b) (or any predecessor provision).

(i) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. There are no Tax allocation or Tax sharing agreements with respect to the Business or any Acquired Assets. There is no obligation in connection with the Business or any Acquired Assets to pay the Taxes of any Person under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, or by Contract, or otherwise.

(j) Seller has never requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might require Tax to be due from Buyer or impact the amount of Tax due from Buyer (including following the Closing, for the avoidance of doubt, Seller) after the Closing Date.

(k) Seller has not, nor has it ever had a “permanent establishment” in any country, as such term is defined in any applicable Tax treaty or convention, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of any country, other than the country under which Seller is legally formed.

(l) Seller has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).

(m) Seller is not a party to any Contract or plan that has resulted or could result, separately or in the aggregate, in the payment in connection the completion of the Contemplated Transactions of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax Law), or (iii) any excise tax described in Code Section 4958.

(n) None of the Acquired Assets are treated as (i) owned by any other Person under Code Section 168, (ii) located in a country outside of Seller’s country of incorporation or other organization, or (iii) shares of any controlled foreign corporations as described in Code Section 957 or passive foreign investment companies as described in Code Section 1297.

(o) Seller has never held any equity or debt interest in any Person.

(p) Seller is not subject to any private ruling from any taxing authority or any contract with a taxing authority.

(q) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(r) At all times since its formation, Seller has been validly treated as a c-corporation for income tax purposes.

2.8 Compliance with Laws and Governmental Orders.

(a) Seller and the Acquired Assets and Assumed Liabilities is, and has at all times been, in material compliance with all Laws and Governmental Orders applicable to it or the Business. No event has occurred or circumstance exists that would reasonably be expected to give rise to, or serve as the basis for, any material claim against Seller or any of the Business, Acquired Assets or Assumed Liabilities to comply with any Law.

(b) Neither Seller nor the Acquired Assets or Assumed Liabilities is under investigation with respect to violations of any Laws applicable to it or the operation of the Business, as applicable.

2.9 Completeness and Condition of Assets. Seller has and will convey good and marketable title to and is the lawful owner of, or has a valid license or right to use, all of the Acquired Assets, free and clear of any and all Liens (except for Permitted Liens). All items of tangible personal property included in the Acquired Assets are structurally sound, in good operating condition. The Acquired Assets constitute all the assets that are necessary to conduct the Business as currently conducted and as currently proposed to be conducted. The Acquired Assets are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which such assets are used or proposed to be used, other than such defects and wear and tear which in the aggregate could not materially impair their use.

2.10 Contracts. As to each Assumed Contract: (a) each Assumed Contract to which Seller is a party is a valid and binding agreement of Seller, is in full force and effect and is enforceable against Seller, in accordance with its terms, and to Seller Knowledge, each Assumed Contract is a valid and binding agreement of the other parties thereto; (b) Seller is not in breach of or default under any Assumed Contract, nor is there any basis for a valid claim of default, and no event has occurred or condition exists that with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto; (c) there is no existing breach or default by any other party to any Assumed Contract to which Seller is a party, and no event has occurred or condition exists which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto; (d) Seller has not received notice of the intention of any party to cancel, terminate or otherwise modify any material terms of any Assumed Contract or to materially reduce the amount or frequency of any goods or services to be provided by or to Seller, as applicable, to or by any third party pursuant to any Assumed Contract; and (e) Seller is not restricted by any Assumed Contract from carrying on the Business or any other business operations anywhere in the world.

2.11 Financial Statements. True, complete, and accurate copies of Beamer’s financial statements for the Business, including the balance sheet as at December 31 in each of the years 2021 through 2024 and the related statements of income for the years then ended (collectively, the “Annual Financial Statements”), and financial statements consisting of the balance sheet of Beamer for the Business as of March 31, 2025, and the related statements of income for the three-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been made available to Buyer. The Financial Statements have been prepared on a consistent basis throughout the period involved and in accordance with past practices, and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which have not been, and will not be, material). The Financial Statements: (i) were prepared in accordance with the books and records of Beamer (which books and records are correct and complete in all material respects); and (ii) fairly and accurately present the financial condition, results of operations, cash flows and changes in financial position of Seller as of the dates and for the periods indicated. The balance sheet of Beamer for the Business that is included in the Annual Financial Statements is referred to in this Agreement as the “Balance Sheet” and the date of the Balance Sheet as the “Balance Sheet Date”. The balance sheet of Beamer that is included in the Interim Financial Statements is referred to in this Agreement as the “Interim Balance Sheet” and the date of the Interim Balance Sheet as the “Interim Balance Sheet Date”. The books, records and accounts of Seller for the Business are maintained in all material respects in accordance with Law.

2.12 Real Property.

(a) Beamer does not own any Real Property.

(b) The street address of each parcel of Leased Real Property is identified on Schedule 2.12(b). With respect to Leased Real Property, Seller has provided Buyer with complete and accurate copies of all Beamer’s current lease agreements all amendments, extensions, supplements, notices, modifications, assignments, and related lease documents.

(c) Beamer has the sole and exclusive right to occupy and use the Leased Real Property and which does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement to which Seller is a party or bound or to which its properties and assets are subject. Seller has not subleased or granted a license to any other party or person with respect to the Leased Real Property. None of Beamer nor its Affiliates nor, to Seller’s Knowledge, any other party thereto is in breach or default under any lease for Leased Real Property and no condition exists which (with or without notice or lapse of time or both) would constitute a default by Seller or its Affiliates or, to Seller’s Knowledge, by any other party thereto. Seller has not been served with nor has received notice of any threatened claim or code enforcement or other violations of Laws against Seller or any basis therefore that relates to the Leased Real Property or arises out of the ownership or the leasehold interest in any of the real property or that would detrimentally affect the value or the use or operation of the Business.

2.13 Employment Matters.

(a) Schedule 2.13(a) sets forth a correct and complete list of all current employees and independent contractors of Beamer for the Business as of the date hereof (including any employees on furlough and/or temporary layoff status), and sets forth for each such individual the following: (a) name, (b) title or position, (c) whether full or part-time, (d) whether 1099 or W-2, (e) current salary (for exempt employees) or hourly rate (for non-exempt employees), (f) commission, bonus (specify whether bonuses are discretionary or non-discretionary), or other incentive-based compensation, (g) the rate and amount of each type of such compensation paid to each such employee in 2023, and (h) any agreement or understanding, whether written or otherwise, between the Seller and any employee or agent associated with the Business to increase the base compensation, incentive compensation, commission, or other remuneration at or at any time after the Closing. Except as set forth on Schedule 2.13(a) of the Disclosure Schedules, there have been no changes in such compensation since January 1, 2025, in each case, including bonuses and other compensation and fringe benefits.

(b) Any individual performing services for Beamer in connection with the Business who has been classified as an independent contractor, as an employee of some other entity whose services are leased to Beamer, or as any other nonemployee category, has been correctly so classified and is in fact not a common law employee of Beamer. No employees are out on a leave of absence (whether related to disability, under applicable Law, on furlough, or otherwise). Beamer is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of Seller. There are no actions against Beamer pending, Threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of Beamer, including, without limitation, any action relating to unfair labor practices, employment discrimination, harassment, retaliation, leave, accommodation, minimum wages, overtime compensation, equal pay or any other hiring, employment or employment termination related matter arising under applicable Laws.

2.14 Brokerage. There are no and shall not be any claims for brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Beamer.

2.15 Full Disclosure. No representation or warranty by Seller in this Agreement or any Other Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no fact that Seller has not disclosed to Buyer that materially adversely affects or would materially adversely affect the Acquired Assets or Assumed Liabilities.

Article III. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Organization and Qualification. Buyer is a corporation duly formed, validly existing and currently in good standing under the Laws of the State of Delaware.

3.2 Authorization; Enforceability. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the Contemplated Transactions. This Agreement and the Other Agreements to which Buyer is a party have been duly and validly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and conditions, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity). As of the Closing Date, this Agreement and each of the Other Agreements to which Buyer is a party will be executed and delivered by a duly authorized officer of Buyer, will constitute the legal, valid and binding obligations of Buyer, and will be enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

3.3 No Consents. Neither the execution and delivery of this Agreement or the Other Agreements to which Buyer is a party, nor the performance by Buyer of its obligations hereunder or thereunder or the consummation of the Contemplated Transactions will (with or without the passage of time or the giving of notice) require any Consent under any of the terms, conditions or provisions of any material Contract to which Buyer is a party or by which any of its assets are bound.

Article IV. COVENANTS AND RELATED AGREEMENTS

4.1 Operation of Business. Between the date of this Agreement and the Closing, or until such earlier time as this Agreement is terminated in accordance with ARTICLE VII, and except as expressly permitted or required by this Agreement, or unless Buyer shall otherwise consent in writing, Seller shall: (i) operate the Business in the Ordinary Course of Business and in compliance with all applicable Laws; (ii) preserve, in all material respects, its present commercial relationships with its customers, suppliers, employees and other key Persons with whom it does business or have a relationship; (iii) where sums are required or permitted by this Agreement to be spent following the date hereof, make use of all cash and cash equivalents reasonably available to Seller from unrestricted funds prior to drawing down upon any line of credit or any similar financing arrangement, and (iv) not take any of the following actions:

(a) encumber, or commit or suffer any act that would impair the value of, the Acquired Assets or the Business, including the termination of any Permit;

(b) sell, transfer, assign or otherwise dispose of any Acquired Assets, except in the Ordinary Course of Business;

(d) file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim, proceeding, action or assessment, surrender any right to claim a refund of Taxes, make, change or revoke any material Tax election or Tax method of accounting;

(e) create or grant any Lien on any material asset other than Permitted Liens; or

(f) agree or commit to do any of the foregoing.

4.2 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, neither disclose nor use any Confidential Information, except, with respect to disclosure, to the extent such disclosure is otherwise required of Seller (in the written opinion of legal counsel to Seller) by Governmental Order of any Governmental Authority or under applicable Law, in which case Seller shall provide Buyer with written notice promptly upon receipt of such Governmental Order or otherwise upon becoming aware of such obligation under applicable Law (and in any event, in advance of making such disclosure), and shall cooperate with Buyer’s reasonable requests to seek a waiver or protective order or such other reasonable requests regarding the timing, scope, and/or manner of such disclosure, in each case to the extent permitted by applicable Law. “Confidential Information” means all information relating to (i) the Business, the Acquired Assets, the Assumed Liabilities or Buyer, or (ii) the discussions and negotiations preceding, and the terms of, this Agreement and each Other Agreement, but excluding, in each case within the foregoing clauses (i) and (ii), any information that is then generally available to the public other than as a result of a violation of this Section 4.2. Buyer understands and acknowledges that this Agreement and each of the Other Agreements will be publicly filed in the Bankruptcy Court and further made available by Seller to the Notice Parties, and that such disclosure will not be deemed to violate any confidentiality obligations owing to Buyer, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise.

4.3 Employment Matters.

(a) Seller shall be responsible for all Liabilities relating to compensation of Beamer’s Business Employees and either incurred prior to or on the Closing Date or arising as a result of the Contemplated Transactions, including any severance compensation and bonus payments.

(b) For any employee layoff or similar event affecting the employees of Beamer, Seller shall provide any required notice under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law and otherwise comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or similar Law).

(c) Buyer shall have the right to discuss with Beamer’s Business Employees the sale of the Acquired Assets to Buyer and its effect upon such Business Employees at a time mutually agreeable to Buyer and Seller. Buyer and Seller agree to reasonably cooperate with one another regarding such discussions with such Business Employees. Buyer shall be under no contractual or other obligation to hire or employ any of Beamer’s Business Employees; provided, however, that Buyer may consider interviewing Beamer’s Business Employees for employment in connection with Buyer’s operation of the Business.

4.4 Consents. Seller shall, at its sole cost and expense, use its reasonable best efforts to obtain or otherwise satisfying all Consents required in connection with the Contemplated Transactions, including the Consents set forth on Schedule 2.4(c); provided, however, that, neither Seller nor Buyer shall be obligated to pay any consideration therefore to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.

4.5 Efforts; Further Assurances.

(a) Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions as practicable.

(b) From the date hereof until the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the financial, accounting, Tax, budget and similar information and documentation that has been delivered or furnished to Buyer prior to the date hereof, in each case, on the same time schedule and in the same form, scope and substance as previously provided to Buyer.

(c) In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request. Each Party shall bear its own costs and expenses in compliance with this Section 4.5.

4.6 Access.

(a) From the date of this Agreement until the Closing, or until such earlier time as this Agreement is terminated in accordance with ARTICLE VII, Seller shall permit Buyer and Representatives of Buyer to have access at reasonable times during normal business hours, with reasonable advance notice, under the supervision of Seller’s personnel and in a manner so as not to unreasonably interfere with the normal business operations of Seller, to (i) all premises, properties, books, records and documents of Seller, and (ii) the officers, key employees and accountants of Seller; provided, however, that the foregoing shall not apply with respect to any information the disclosure of which would, based on the advice of Seller’s outside counsel, waive any attorney-client or other privilege or breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof.

4.8 Exclusivity. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE VII, Seller shall not, and shall cause its Affiliates and their respective Representatives not to, take, directly or indirectly, any of the following actions with any party other than Buyer: (a) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any material part of Seller, whether by merger, consolidation, other business combination, purchase of capital stock, purchase of assets, or otherwise (each of the foregoing, a “Restricted Transaction”); (b) disclose, in connection with a Restricted Transaction, any nonpublic information to any Person concerning Seller, the Acquired Assets or the Assumed Liabilities or afford to any Person access to the premises, properties, books or records of Seller with respect to Seller, the Acquired Assets or the Assumed Liabilities; or (c) enter into or execute any agreement relating to a Restricted Transaction. From and after the date hereof and prior to the Closing, Seller shall promptly notify Buyer in writing in the event that Seller or any of its Affiliates or their respective Representatives is contacted by any third party expressing an interest in discussing a Restricted Transaction. Seller shall promptly notify Buyer of any information conveyed by such third party to Seller or any of its Affiliates or their respective Representatives in connection with such contact or relating to such Restricted Transaction.

4.8 Communications with Key Parties. Prior to the Closing, Buyer and its Affiliates may, as part of its due diligence and efforts to satisfy applicable obligations under this Agreement or the Other Agreements, after consultation with Seller, have discussions with Seller’s landlords, customers, suppliers, and others with whom Seller has material commercial dealings.

4.9 Transition Services. During the period from and after the Closing Date until the date that is thirty (30) days following the Closing Date, Seller agrees, for no additional consideration, to provide transition services to Buyer, which transition services shall include, among other things, knowledge transfer, introduction and transition of employee relationships, sales and marketing, processes and systems, and transition of critical customer and supplier relationships, at the reasonable request of Buyer.

4.10 Use of Names. Promptly following the Closing, Seller shall execute such documents and all other instruments and perform all acts as may be reasonably required or requested by Buyer to effect the change with respect to any registration or filings made by Seller or any of its Affiliates which use the name “Beamer Laser Marking Systems” or any variations supplementing the foregoing (collectively, the “Proprietary Names”), in each jurisdiction in which it does business or is registered to names that do not include and are not confusingly similar to the Proprietary Names. Following the Closing, Seller shall not, and shall cause its Affiliates and Representatives not to, use any of the Proprietary Names for any purpose.

4.11 Bank Account Signatory Changes. At or prior to the Closing, Seller shall take all necessary actions and shall cause each of its Affiliates and representatives to take all necessary actions, to ensure that all authorized signatories on any bank accounts or financial accounts owned or controlled by Seller and used in connection with the Business, are changed to individuals designated by Buyer. Seller shall provide Buyer with written confirmation from the relevant financial institutions evidencing such changes to the signatory authority as of the Closing Date. Buyer and Seller shall cooperate in good faith to facilitate the prompt and efficient transition of signatory authority in connection with the Closing.

Article V. CLOSING CONDITIONS

5.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to satisfaction, or waiver by Buyer, of the following conditions:

(a) Each of the representations and warranties of Seller set forth in ARTICLE 2 shall be true and correct on and as of the Closing Date, as though such representation or warranty were made on and as of the Closing Date (except with respect to any such representation or warranty that is expressly made or speaks only as of the date of this Agreement or another specific date, which need only be true and correct on and as of the date of this Agreement or such other date, as applicable).

(b) Seller shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by Seller under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, no event or events shall have occurred or be continuing which has, have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) There shall not be any Governmental Order pending against Seller that purports to prohibit or restrain the transactions contemplated by this Agreement.

(e) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Section 5.1(a), Section 5.1(b), Section 5.1(c) and Section 5.1(d) is satisfied.

(f) Seller shall have delivered to Buyer the deliveries set forth in Section 1.8.

(g) Seller shall have delivered to Buyer the Consents set forth on Schedule 2.4(c) and all other consents needed to consummate the Contemplated Transaction.

(h) Seller shall have paid all of the Closing Seller Transaction Expenses, such that no Closing Seller Transaction Expenses are outstanding as of immediately prior to the Closing.

(i) The account holder for each of the domain names identified in Schedule 1.2(f) shall be either Seller or Buyer.

(j) Buyer’s satisfactory completion, in Buyer’s discretion, of its due diligence of the Acquired Assets, the Assumed Liabilities, and the Business.

(k) Such other commercially reasonable conditions which Buyer deems necessary or appropriate following the completion of its due diligence related to the Contemplated Transactions.

5.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, or waiver by Seller, of the following conditions:

(a) Each of the representations and warranties of Buyer set forth in ARTICLE III shall be true and correct on and as of the Closing Date, as though such representation or warranty were made on and as of the Closing Date (except with respect to any such representation or warranty that is expressly made or speaks only as of the date of this Agreement or another specific date, which need only be true and correct on and as of the date of this Agreement or such other date, as applicable).

(b) Buyer shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing.

(c) There shall not be any Governmental Order pending against Buyer or any of its Affiliates that purports to prohibit or restrain the transactions contemplated by this Agreement.

(e) Buyer shall have delivered to Seller the deliveries set forth in Section 1.9.

Article VI. CERTAIN TAX MATTERS

6.1 Transfer Taxes. Seller shall pay any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed as a result of the Contemplated Transactions (collectively, “Transfer Taxes”); and any penalties or interest with respect to the Transfer Taxes. Buyer agrees to cooperate with Seller in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

6.2 Tax Return Filing. Seller shall prepare, and with Buyer’s cooperation, timely file all Tax Returns (relating to real and personal property Taxes and other Taxes which are not based on income, profit, or gains) with respect to the Acquired Assets for all taxable periods ending at or prior to the Closing for which Tax Returns have not been filed as of the Closing Date. Such Tax Returns shall be prepared and filed in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable Law. Seller shall pay and discharge all Taxes shown to be due on such Tax Returns before the same shall become delinquent and before penalties accrue thereon.

6.3 Amendments. Notwithstanding anything to the contrary set forth in this Agreement, following the Closing and except as otherwise provided in Section 6.1, Seller shall not file any Tax Return or amended Tax Return relating to any Acquired Assets (or otherwise change such Tax Returns or make or change an election) with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

6.4 Cooperation. Seller and Buyer agree to furnish or cause to be furnished to each other, upon request and as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any Tax Action relating to the Acquired Assets or the Business with respect to periods prior to the Closing. The requesting Party shall bear all out-of-pocket costs and expenses incurred by the other Party in providing such assistance. Seller shall retain copies of all Tax Returns, schedules, workpapers, records, and other documents in its possession that constitute Excluded Assets and relating to Tax matters with respect to the Acquired Assets for periods prior to the Closing until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters and shall not dispose of such items until it offers such items to Buyer.

6.5 Disputes. In the event that a dispute arises between Buyer and Seller as to the amount of Taxes or any other matter relating to Taxes attributable to Seller or with respect to the Acquired Assets, the Parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) calendar days thereafter, the Parties shall submit the dispute to a regionally-recognized accounting firm reasonably agreed to by Seller and Buyer for resolution, which resolution shall be final, conclusive, and binding on the Parties. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall pay half of the Accounting Firm’s fees and disbursements and Seller shall pay half of the Accounting Firm’s fees and disbursements.

Article VII. TERMINATION

7.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written agreement of Buyer and Seller at any time prior to the Closing;

(b) by Buyer by written notice to the Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.1; or

(ii) any of the conditions set forth in Section 5.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 9, 2025, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller, by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.2 and such breach, inaccuracy, or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from the Seller; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

7.2 Effect of Termination.

(a) Upon termination of this Agreement pursuant to Section 7.1(a), Section 7.1(b), or Section 7.1(d), the Note shall be immediately returned to Buyer by the Seller and this Agreement shall thereupon become void and of no further force or effect, and there shall be no Liability on the part of the Parties or any of their respective Affiliates. Upon termination of this Agreement by Seller pursuant to Section 7.1(c), the Note shall be retained by Seller as agreed upon liquidated damages, whereupon Buyer shall be released from liability hereunder, this Agreement shall thereupon become void and of no further force or effect, and there shall be no Liability on the part of the Parties or any of their respective Affiliates.

Article VIII. DEFINITIONS

8.1 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any action, litigation, suit, proceeding, investigation, order, demand, charge, complaint, arbitration, hearing, audit, enforcement proceeding, claims of any kind (whether civil, criminal, administrative, investigative or other, at law or in equity) or other dispute resolution proceedings, or orders commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. “Control”, “Controlled” or “Controlling” means the ability of a Person (collectively or with its Affiliates) directly or indirectly to (a) direct or cause the use of, disposition of or access to the property of another Person, or (b) direct the management or policies of another Person.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday within the meaning of Rule 9006(a) of the Federal Rules of Bankruptcy Procedure.

“Business Employee” means each employee and individual independent contractor of Seller.

“Closing Date” means the date that all conditions in Article V are met by each Party to consummate the sale of the Acquired Assets.

“Closing Seller Transaction Expenses” means (a) all costs, fees and expenses (including the fees and expenses of any broker, investment banker or professional or financial advisor, or any legal, accounting and consulting fees and expenses) incurred on or before the Closing Date by Seller or by, or on behalf of, Seller arising from, in connection with or incident to negotiating and preparing this Agreement, the Other Agreements and completing and consummating the Contemplated Transactions (including any such costs, fees and expenses incurred in connection with the pursuit of a sale by Seller of assets to any other potential buyer), (b) all obligations of Seller that arise or arose in whole or in part as a result of the consummation of the Contemplated Transactions under any agreement, arrangement or Employee Plan, including any severance obligations, equity, phantom equity, retention bonuses, “stay” bonuses, change in control bonuses and sale bonuses that are or become payable by Seller triggered in whole or in part prior to or as a result of the Contemplated Transactions (including the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related to all such amounts), (c) severance or other payment obligations to former (as of the Closing) employees or service providers, including all payroll and other Taxes that are payable by any of Seller in connection with or as a result of the payment of such obligations, (d) deferred compensation or bonuses that are and unpaid at Closing, including the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related to all such amounts, (e) off- balance sheet financings, if any, and (f) unfunded or underfunded pension plan liabilities, if any..

“Conduct of the Business” means the conduct of the Business as currently conducted in the Ordinary Course of Business, in each case, as of the date the applicable representation or warranty is made or tested.

“Consent” means any approval, consent, ratification, novation, waiver, exemption or other authorization.

“Contemplated Transactions” means, collectively, the negotiation, preparation, execution, and delivery of this Agreement and the Other Agreements, and the consummation of the transactions contemplated hereby or thereby.

“Contract” means, with respect to any Person, any written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument, purchase order or other contract or legally binding bid, proposal, arrangement or commitment.

“Governmental Authority” means, individually or collectively, the United States or any state, provincial, local or foreign government or political subdivision or regulatory authority, or any agency, commission, bureau, authority or other instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, provincial, local or foreign court or arbitrator, or any subdivision, agency or authority having competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination, charge, settlement agreement, assessment, or award entered by or with any Governmental Authority.

“Intellectual Property” means all intellectual property and proprietary rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, in any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with X, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (vi) software and firmware, including data files, data bases, source code, object code, computer programs and application programming interfaces (including any and all software implementations of algorithms, models and methodologies), architecture, files, records, schematics, computerized databases and other related specifications and documentation, including user manuals and training materials, related to any of the foregoing; and (vii) passwords used in connection with the Business, including but not limited to codes for software and codes for websites and cloud systems.

Law” means any law, statute, ordinance, order, code, rule, regulation, administrative pronouncement, constitution, treaty, judgment or decree promulgated or issued by or requirement of any Governmental Authority and any policies or procedures established by or on behalf of Seller.

“Leased Real Property” means each parcel of real property leased, subleased, licensed or otherwise used or occupied by Seller, each of which is as set forth on Schedule 2.12(b).

“Liability” or “Liabilities” means any debt, duty, commitment, liability, obligation or commitment of whatever kind or nature (whether known or unknown, matured or unmatured, known or unknown, asserted or un-asserted, absolute or contingent, accrued or un-accrued, liquidated or unliquidated, due or to become due).

“Lien” means any lien (statutory or consensual), mortgage, pledge, hypothecation, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, title retention agreement, title defect, voting trust agreement, transfer restriction, community property interest, deed of trust, lease, proxy, lien, preemptive right, right of first offer or refusal or similar right or encumbrance.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the Acquired Assets, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (a) general business or economic conditions affecting the industry in which Seller operate, (b) regional, national or international political, social or medical (pandemic, endemic or otherwise) conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) any change in applicable Laws or the interpretation thereof, (d) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) or (e) the announcement or occurrence of any of the Contemplated Transactions or the cessation of activities by Seller in compliance with this Agreement; and provided, however, it is understood and agreed that in the case of any of clauses (a) through (d), only if and to the extent not affecting Seller and the Business in a disproportionate manner relative to other industry participants.

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (including with respect to quantity and frequency) and applicable Law.

“Organizational Documents” means: (a) with respect to a corporation, the certificate or articles of incorporation and bylaws and all agreements by and among any shareholders or members of such corporation or that otherwise pertain to the management or securities of such corporation or the exercise of any rights pertaining thereto; (b) with respect to any other entity, any certificate or articles of formation or organization or other documents adopted or filed in connection with the creation, formation or organization of such entity and all agreements by and among any members or equity holders of such entity or that otherwise pertain to the management or securities of such entity or the exercise of any rights pertaining thereto; and (c) any amendment to any of the foregoing.

“Other Agreement” or “Other Agreements” means, individually and collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments and each other agreement, document, certificate and instrument being delivered pursuant to this Agreement.

“Permits” means any licenses, permits, certificates, certifications, privileges, immunities, notifications, exemptions, classifications, registrations, qualifications, easements, franchises, approvals, consents, authorizations, orders and other similar rights, or any waivers of the foregoing, issued by any Governmental Authority, and all pending applications therefor or renewals thereof.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable; (b) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; and (c) non-exclusive licenses of Intellectual Property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Representatives” means, with respect to any Person, the directors, managers, trustees, cabinet members, officers, employees, independent contractors, agents, attorneys, accountants, financial advisors, advisors, and other representatives of such Person and of such Person’s Affiliates.

“Seller’s Knowledge” means any matter, fact, or thing that (a) is within the actual personal knowledge of any owner, officer or director of Seller or (b) would reasonably be expected to be within the actual personal knowledge of any such person after due inquiry by such individuals.

“Seller Permits” means all Permits (i) necessary or required for the Conduct of the Business, (ii) held by or for the benefit of Seller, or (iii) by which Seller or any of its assets may be bound or affected.

“Tax” or “Taxes” means (a) any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, escheat, unclaimed or abandoned property (whether or not considered a tax under applicable Law), ad valorem, estimated, or other tax, assessment, similar charge or similar governmental fee, of any kind whatsoever, including any interest, penalty, or addition thereto and including any such amounts imposed as the result of failing to file or timely file a Tax Return, in each case, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority having jurisdiction over the administration, enforcement, assessment, determination, collection, or other imposition of any Taxes.

“Threatened” means, with respect to any Action or other matter, a complaint, warning, demand or similar statement has been made or any notice of commencement of an action, adverse consequence or suit has been given.

“Treasury Regulation” means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision.

8.2 Other Definitional Provisions. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. Each reference to any Contract shall be to such Contract as amended, supplemented or otherwise modified from time to time, as applicable.

Article IX. MISCELLANEOUS

9.1 Press Releases and Communications.

(a) General Restriction. No press release or public announcement related to this Agreement, the Other Agreements or the Contemplated Transactions shall be made without express approval of each of Buyer and Seller.

(b) Certain Exceptions. Notwithstanding the foregoing, Buyer and Seller shall be allowed to disclose this Agreement, the Other Agreement and the terms of this Agreement, the Other Agreements and the Contemplated Transactions (a) to their respective authorized Representatives who, as a result of their employment or service to a Party, need to know information with respect to the Contemplated Transactions, (b) to any of such Person’s auditors, attorneys, financing sources, or other agents; provided, however, that in the case of disclosures made pursuant to this paragraph, the recipient is informed of the confidential nature of such information and agrees to take commercially reasonable undertakings to preserve the confidentiality of such information, and (c) as required by applicable Law, by any Governmental Authority or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Person (provided, however, that the applicable Person shall give advance written notice, to the extent legally permissible and practicable, of such compelled disclosure to the other Party, and shall cooperate with the other Party, as reasonably requested by such other Party, in connection with any efforts to prevent or limit the scope of such disclosure, at such other Party’s sole cost and expense).

9.2 Expenses. Except as otherwise expressly provided herein, including with respect to the Buyer Expense Reimbursement, Seller, on the one hand, and Buyer, on the other hand, shall pay all their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Contemplated Transactions.

9.3 Notices; Consents, Etc. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) upon sending when transmitted via e-mail or other electronic transmission (but not facsimile) to the e-mail address, as applicable, set out below, (c) one (1) Business Day following the day on which the same has been delivered prepaid to a reputable express overnight delivery service or (d) three (3) Business Days following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

if to Buyer, to:	with a copy (which shall not constitute notice) to:

Laser Photonics Corporation	CM Law PLLC
Attn: Wayne Tupuola, President 1101 North Keller Road Suite G-2 Orlando, FL 32810 Email: wtupuola@laserphotonics.com	Attn: Ernest Stern, Esq. 1701 Pennsylvania Ave., N.W., 2nd Floor Washington, D.C. 20006 Email: estern@cm.law

if to Seller, to:	with a copy (which shall not constitute notice) to:

Fonon Quantum Technologies Inc.
250 Technology Park
Lake Mary, FL 32746

9.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either Party without the prior written consent of the other Party; provided, however, that, without the prior written consent of Seller, Buyer may assign this Agreement in whole or in part to (a) any Person which becomes a successor in interest (by merger or otherwise) to Buyer if such successor assumes the obligations and Liabilities required by the terms of this Agreement, and (b) any of its financing sources as collateral security for financing purposes.

9.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the Parties as closely as possible in a legally acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the greatest extent possible.

9.6 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”. Words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”.

9.7 Joint Drafting. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

9.8 Amendment and Waiver. No provision of this Agreement (including the schedules and exhibits hereto) may be amended or waived except by a written instrument signed by each of Buyer and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

9.9 Complete Agreement. This Agreement, along with the Other Agreements, contain the complete agreement between the Parties regarding the subject matter of this Agreement and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.10 Third-Party Beneficiaries. Neither this Agreement nor any Other Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.11 Waiver of Trial by Jury. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of an electronic signature or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

9.13 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

9.14 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than of the State of Delaware.

9.15 Consent to Jurisdiction. THE PARTIES AGREE THAT PERSONAL JURISDICTION, SUBJECT MATTER JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE FEDERAL AND STATE COURTS IN ORANGE COUNTY, FLORIDA OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR ENTERED INTO IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURT FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

9.16 Specific Performance. Each Party acknowledges and agrees that the covenants and agreements under this Agreement constitute a material inducement to each Party to enter into this Agreement, and to perform the obligations hereunder, and each Party acknowledges that any breach or threatened breach to its respective covenants and agreements under this Agreement would result in irreparable injury to the non-breaching Party for which monetary damages would not be an adequate remedy; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies existing at Law, shall be entitled to seek injunctive relief from any court of competent jurisdiction, including specific performance, with respect to any such breach or threatened breach, and each Party expressly waives the defense that a remedy in damages will be adequate.

9.17 Release.

(a) Seller hereby, for itself and on behalf of all of its past and present Affiliates and Representatives, and each of their respective beneficiaries, Affiliates, successors, assigns and Representatives (collectively, with Seller, the “Releasors”), fully and unconditionally releases, acquits and forever discharges Buyer and each of its past, present and future Affiliates and Representatives, and each of their respective beneficiaries, Affiliates, successors, assigns and Representatives (collectively, the “Releasees”), from any and all manner of Actions, Liabilities debts, damages, costs, losses, expenses (including attorneys’ and other professional fees and expenses), sums of money, accounts, bonds, bills, covenants, compensation, contracts, controversies, omissions, promises, variances, trespasses, judgments, executions or other relief, whether known or unknown, matured or unmatured, suspected or unsuspected, fixed, contingent or otherwise, whether in law or equity, which such Releasor ever had as of or prior to the date hereof against any Releasee (collectively, the “Released Matters”). Notwithstanding anything to the contrary in this Section 9.17(a), Actions expressly permitted to be brought under the terms of this Agreement or any Other Agreement and matters that cannot be released as a matter of Law are expressly excluded from “Released Matters”.

(b) Seller, on behalf of itself and each of the Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee, based upon, in connection with or arising from any Released Matter or other matter released or purported to be released pursuant to Section 9.17(a).

(c) Seller represents and agrees that it (i) fully understands its rights to discuss all aspects of this Agreement, including this Section 9.17, with its attorneys, (ii) has availed itself of this right, (iii) has carefully read and fully understands all of the terms of this Agreement, including this Section 9.17, (iv) has not transferred or assigned any rights or claims that it is hereby purporting to release herein, (v) is voluntarily, and with proper and full authority, entering into this Agreement, and (vi) has had a reasonable period of time to consider the provisions of this Agreement and this Section 9.17, and that it has considered them carefully before executing this Agreement.

(d) Seller acknowledges that the Laws of many states, including California, provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Seller acknowledges that such provisions are designed to protect a person or entity from waiving claims that he, she or it does not know exist or may exist. Nonetheless, Seller agrees, on behalf itself and each of the Releasors, that Seller, on behalf of itself and the Releasors, shall be deemed to waive any such provision.

(e) The Parties acknowledge and agree that a breach of any other agreement between the Parties or any of the Releasees shall not affect the validity of this Section 9.17. Without limiting the foregoing, in the event of any claim, judgment, award, or order in favor of any Party, now or at any time in the future, regardless of the basis therefor, this Section 9.17 shall not be affected in any manner by such claim, judgment, award, or order, and each Party hereby irrevocably renounces, relinquishes, waives, abandons, and otherwise agrees that no such claim, judgment, award, or order shall in any way affect this Section 9.17.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound by this Agreement, have duly executed this Agreement on the Effective Date.

BUYER:

Laser Photonics Corporation, a Delaware corporation

By:	/s/ Wayne Tupuola
Name:	Wayne Tupuola
Title:	President and CEO

SELLER:

FONON QUANTUM TECHNOLOGIES INC., INC., A WYOMING CORPORATION

By:	/s/ Dmitriy Nikitin
Name:	Dmitriy Nikitin
Title:	President and CEO

Signature Page to Asset Purchase Agreement

EXHIBIT A

FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

Bill of Sale and Assignment and Assumption Agreement

This Bill of Sale and Assignment and Assumption Agreement (this “Agreement”), effective as of August 5, 2025 (the “Closing Date”), is entered into by and between Laser Photonics Corporation, a Delaware corporation, or its assigns (“Buyer”) and Fonon Quantum Technologies Inc., Inc., a Wyoming corporation (“Seller”). Each of Buyer and Seller is hereinafter sometimes referred to individually as a “Party” and, collectively as the “Parties.”

RECITAL:

WHEREAS, Buyer and Seller are parties to the Asset Purchase Agreement dated as of August 5, 2025 (the “Purchase Agreement”). The execution and delivery of this Agreement is contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth in this Agreement and the Purchase Agreement, the receipt and sufficiency of which consideration are hereby conclusively acknowledged, the Parties hereby agree as follows:

1.	Transfer of Acquired Assets. Seller hereby sells, assigns, grants, conveys and transfers to Buyer, and Buyer hereby accepts, all of Seller’s right, title and interest in, to and under all of the Acquired Assets. Each of the Parties hereby acknowledges and agrees that Seller is retaining, and Buyer will not accept, acquire or assume, or have any Liability with respect to, any Excluded Asset (including any Excluded Contract). From time to time after the Closing Date, Seller will each execute and deliver to Buyer such other instruments of conveyance and transfer, and take such other actions, as Buyer reasonably may request, to convey and transfer full right, title, and interest to Buyer, vest in Buyer, and place Buyer in legal and actual possession of all of the Acquired Assets.

2.	Assignment and Assumption of Assumed Liabilities. Seller hereby assigns and delegates to Buyer, and Buyer hereby assumes, only the Assumed Liabilities. Seller hereby acknowledges and agrees that Seller is retaining, and Buyer will not accept, acquire or assume, or have any Liability with respect to, any Excluded Liability.

3.	Power of Attorney. Seller hereby constitutes and appoints Buyer, and Buyer’s successors and assigns, as Seller’s true and lawful attorney and attorneys, with full power of substitution, in Seller’s name and stead, but on behalf and for the benefit of Buyer, its successors and its assigns, to transfer to Buyer, to reduce to ownership and possession in Buyer, and subject to the obligations of the Parties set forth in Article VII of the Purchase Agreement, to demand, receive and collect, in each case, any and all of the Acquired Assets, and from time to time to institute and prosecute in Seller’s name, or otherwise for the benefit of Buyer, its successors and its assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or its assigns, may deem proper for the collection or recovery of any Acquired Asset, or for the collection or enforcement of any claim or right of any kind that is hereby assigned, granted, conveyed or transferred, or intended so to be, and to do all acts and things in relation to the Acquired Assets, which Buyer, its successors or its assigns, shall deem desirable. Seller agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller or by its dissolution, or in any manner or for any reason whatsoever. Nothing in this Section 3 shall be deemed a waiver by Buyer of any right or remedy otherwise available to Buyer (including under the Purchase Agreement and under any other Ancillary Agreement).

4.	Terms of the Purchase Agreement. This Agreement is subject to, and controlled by the terms of, the Purchase Agreement, including all of the representations, warranties, covenants, agreements, indemnities, terms, conditions, miscellaneous provisions and schedules that are set forth in, or appended to, the Purchase Agreement, all of which are incorporated mutatis mutandis in this Agreement by reference and made a part of this Agreement. To the full extent of any conflict between the terms or conditions of this Agreement, on the one hand, and the terms or conditions of the Purchase Agreement, on the other hand, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to, nor shall any provision in this Agreement be deemed to, limit any representation, warranty, covenant or obligation of any party that is set forth in the Purchase Agreement, or the survival thereof.

5.	Capitalized Terms. Capitalized terms used but not defined in this Agreement will have the meanings that are set forth in the Purchase Agreement with respect to such terms.

6.	Counterparts. This Agreement may be executed in two or more counterparts. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message or any electronic signature complying with the federal Electronic Signatures in Global and National Commerce Act of 2000, Public Law 106-229, as amended (e.g., Adobe eSign or DocuSign), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound by this Agreement, have duly executed this Agreement as of the Effective Date.

BUYER:

LASER PHOTONICS CORPORATION, A DELAWARE CORPORATION

By:	/s/ Wayne Tupuola
Name:	Wayne Tupuola
Title:	President and CEO

SELLER:

FONON QUANTUM TECHNOLOGIES INC., INC., A WYOMING CORPORATION

By:	/s/ Dmitriy Nikitin
Name:	Dmitriy Nikitin
Title:	President and CEO

EXHIBIT B

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT

INTELLECTUAL PROPERTY ASSIGNMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”) is effective as of August 5, 2025 (the “Closing Date”), is entered into by and between Laser Photonics Corporation, a Delaware corporation, or its assigns (“Assignee”) and Fonon Quantum Technologies Inc., a Wyoming corporation (“Assignor”). Each of Assignee and Assignor is hereinafter sometimes referred to individually as a “Party” and, collectively as the “Parties.”

RECITAL:

Assignee and Assignor are parties to the Asset Purchase Agreement dated as of August 5, 2025 (the “Purchase Agreement”). The execution and delivery of this Agreement is contemplated by the Purchase Agreement; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth in this Agreement and the Purchase Agreement, the receipt and sufficiency of which consideration are hereby conclusively acknowledged, the Parties hereby agree as follows:

1. Assignment of Intangible Assets. Seller hereby grants, sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby accepts, all of Seller’s right, title and interest in and to the Intellectual Property and other intangible assets of Seller, free and clear of all Liens.

2. Further Assurances. Seller hereby covenants and agrees to, upon the request of Buyer, execute, acknowledge and deliver all such further assignments, transfers, assurances and instruments which Buyer may deem necessary or desirable to effectuate the provisions hereof and the transactions contemplated by the Assignment.

3. Purchase Agreement. Nothing herein shall be deemed to modify or diminish the representations, warranties, covenants and obligations of the parties under the Purchase Agreement.

4. Successors and Assigns. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

5. Governing Law. This Assignment shall be construed and governed in accordance with the internal laws of the State of Wyoming, without giving effect to principles of conflicts of law. Any dispute, case or controversy involving this Assignment shall be conducted in Orange County, Wyoming.

6. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound by this Assignment, have duly executed this Assignment as of the Effective Date.

ASSIGNEE:

LASER PHOTONICS CORPORATION, A DELAWARE CORPORATION

By:	/s/ Wayne Tupuola
Name:	Wayne Tupuola
Title:	President and CEO

ASSIGNOR:

FONON QUANTUM TECHNOLOGIES INC., INC., A WYOMING CORPORATION

By:	/s/ Dmitriy Nikitin
Name:	Dmitriy Nikitin
Title:	President and CEO

EXHIBIT C

FORM OF FIRPTA

AFFIDAVIT OF NON-FOREIGN STATUS

STATE OF FLORIDA:

COUNTY OF ORANGE:

On this day, before me, the undersigned authority, personally appeared Dmitriy Nikitin (the “Affiant”), who, after being first duly sworn according to law, deposes and says:

1. That Affiant has personal knowledge of the facts recited herein and the authority to execute this Affidavit;

2. That Affiant, as August 5, 2025, on behalf of Fonon Quantum Technologies Inc. (“Seller”), has conveyed or will convey to Laser Photonics Corporation, a Delaware corporation, or its assigns (“Buyer”) the assets as more particularly described in that certain Asset Purchase Agreement, dated as of August 5, 2025, by and between Seller and Buyer (the “APA”).

3. That Affiant understands that Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. interest must withhold tax if the transferor (seller) is a foreign person and are providing this Affidavit to inform the Transferee that withholding of tax is not required upon the disposition of a U.S. interest by Seller.

4. That Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and Income Tax Regulations.

5. That Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii).

6. That Seller’s employer identification number is 36-4739442.

7. That Seller’s address is 250 Technology Park, Lake Mary, FL 32746.

8. That Affiant understands that this Affidavit may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punishable by fine, imprisonment, or both.

9. That Affiant understands that this Affidavit will be relied upon by CM Law PLLC. and Buyer in assuring compliance with Section 1445 of the Internal Revenue Code in connection with the APA.

10. That Affiant has examined this Affidavit and, under penalties of perjury, declares that its contents are true, correct and complete.

FURTHER AFFIANT SAYETH NOT.

“AFFIANT”

/s/ Dmitriy Nikitin
Dmitriy Nikitin

[PRINT NAME]

The foregoing instrument was acknowledged before me by means of a physical presence or online notarization, this ____ day of August, 2025, by Dmitriy Niktin who is personally known to me or who produced ________________________as identification.

Notary Public
My commission expires: _______________

EXHIBIT D

FORM OF SALE APPROVAL ORDER

DISCLOSURE SCHEDULES TO ASSET PURCHASE AGREEMENT

[To be completed by Seller before signing.]

Schedule 1.2(a) -Tangible Assets

Schedule 1.2(c) - Assumed Contracts

Schedule 1.2(f) - Intellectual Property

Schedule 1.2(g) - Seller Permits

Schedule 1.2(n) - Identified Claims

Schedule 1.7(c) - Seller Required Third-Party Consents

Schedule 2.4(c) - Governmental Authority Consents

Schedule 2.4(d) - Breaches, Violations or Defaults

Schedule 2.7 - Tax Matters

Schedule 2.12(b) - Leased Real Property

Schedule 2.13(a) – Employment Matters